UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2017

MAGNEGAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35586	26-0250418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

11885 44th Street North

Clearwater, FL 33762

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 934-3448

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1.01 Entry into a Material Definitive Agreement.

Settlement Agreement

On November 30, 2017, MagneGas Corporation (the “Company”) entered into a Settlement Agreement (“Settlement Agreement”) with an institutional investor (“Investor”). The Company previously sold to the Investor a Senior Convertible Debenture (the “Convertible Debenture”), pursuant to an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 4(a)(2) thereof and/or Regulation D thereunder. For more information regarding the Convertible Debenture, please refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 27, 2016 and May 11, 2017. On November 15, 2017, the Company issued a press release stating it had repaid a $1.0 million debenture due November 16, 2017 (not at issue in the Settlement Agreement) and the Convertible Debenture. The Company’s statement regarding full repayment of the Convertible Debenture was based on a good faith belief that the Company’s prior communications with the Investor constituted a request from the Investor to redeem the Convertible Debenture that the Company attempted to satisfy on November 15, 2017 by wiring $29,000 to the Investor (such wire amount, the “Proposed Prepayment Amount”). The Investor confirmed full and timely repayment of the $1.0 million debenture due November 16, 2017, however, upon receipt of the Proposed Prepayment Amount for repayment of the Convertible Debenture, the Investor informed the Company that such prior communications with the Company did not constitute a redemption request, that such wire of the Proposed Prepayment Amount was made in error and that such Proposed Prepayment Amount would he held in escrow and not applied against the outstanding amounts under the Convertible Debenture. On November 21, 2017 the Investor returned the Proposed Prepayment Amount to the Company. As the Company was unable to obtain the consent of the Investor to prepay the Convertible Debenture in cash, as required pursuant to the terms and conditions of the Convertible Debenture, the Company entered into negotiations with the Investor that resulted in the execution of the Settlement Agreement and the exchange and cancellation of the Convertible Debenture.

Under the terms of the Settlement Agreement, the Investor has agreed to convey, transfer and assign the Convertible Debenture to the Company in exchange for 1,600,000 shares (“Exchange Shares”) of newly issued Common Stock (“Exchange”) in reliance on the exemption from issuance provided by Section 3(a)(9) of the Securities Act, which Exchange Shares will be issued without restrictive legend in reliance on the exemption from resale under Rule 144 of the Securities Act. In addition to the Exchange, the terms of the Settlement Agreement include (i) a mutual release of all known and unknown claims by the parties, (ii) a restriction on selling “short” (as defined in Regulation SHO of the Securities Exchange Act of 1934, as amended) any securities of the Company, directly or indirectly, by the Investor or any of its Affiliates (as defined in the Settlement Agreement), and (ii) a “leak out” restriction that begins on the effective date of the Settlement Agreement and ends on February 28, 2018, which prohibits the Investor and any of its Affiliates (as defined in the Settlement Agreement), collectively, from selling, directly or indirectly, on any trading day, more than 15 percent of the daily average composite trading volume of the Company’s Common Stock as reported by Bloomberg, LP at a price per share less than $0.40 per share (subject to adjustment for any stock splits or combinations, stock dividends, recapitalizations or similar event after the date hereof).

The above description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by the full text of such Settlement Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the terms of the Settlement Agreement, the Company will issue 1,600,000 shares of newly issued Common Stock (collectively, the “Exchange Securities”), to the Investor pursuant to Section 3(a)(9) of the U Securities Act, in exchange for the conveyance, assignment and transfer of the Convertible Debenture to the Company. The issuance of the Exchange Securities pursuant to the Settlement Agreement as described herein is exempt from registration under the Securities Act pursuant to the provisions of Section 3(a)(9) thereof as securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2017

MAGNEGAS CORPORATION

By:	/s/ Ermanno Santilli
Ermanno Santilli
Its:	Chief Executive Officer